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                                                                    EXHIBIT 99.1






CONTACT:    Martin de Laureal                       FOR IMMEDIATE RELEASE
            Stewart Enterprises, Inc.
            1333 S. Clearview Parkway
            Jefferson, Louisiana 70121
            504/729-1400


                 STEWART ENTERPRISES NAMES THOMAS M. KITCHEN CFO

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JEFFERSON, LA, December 2, 2004 . . . Stewart Enterprises, Inc. (Nasdaq NMS:
STEI) announced today that Thomas M. Kitchen has been selected to be the Company's Chief Financial Officer and Executive Vice President effective immediately. Kitchen joined the Company's board of directors in February 2004 and will continue to serve as a board member.

"Tom brings extensive financial and corporate management experience to our organization," said Chief Executive Officer Kenneth C. Budde. "As a board member, he already understands our industry and our business. He also knows our strategies and management team. This combination makes him an ideal addition to our senior management team."

Kitchen comes to Stewart from Equitas Capital Advisors, LLC where he served as an investment management consultant since July 2003. During a 25-year career with Avondale Industries, Inc., the nation's fifth largest shipbuilder, he served at various times as chief financial officer, president and board member. He is currently a member of the Financial Executives Institute, the American Institute of Certified Public Accountants and the Louisiana Society of CPAs. He is also active in community affairs having served as a board member for the New Orleans Business Council, the Jefferson Parish Business Council and the United Way, and currently serves on the University of New Orleans Foundation's Board of Directors and the Jesuit High School President's Advisory Council.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 241 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.


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